UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2010

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907813
(IRS Employer Identification No.)

De Schiervellaan 3/B1
Hasselt, Belgium 3500
(Address of principal executive offices and Zip Code)

+32 (487) 425303
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On October 14, 2010, the Board of Directors of the Registrant expanded the number of members serving on the Board of Directors from four to five and approved the appointment of Dr. Elisha Orr to its Board of Directors.

     Dr. Orr, age 66, MabCure’s Executive Vice-President and Chief Scientific Officer since July 7, 2008, is the developer of the MabCure technology and its novel MAbs. He has been serving as a senior research scientist in the Department of Genetics at the University of Leicester, United Kingdom, for the past thirty years. He has received awards from several institutions, among them the Wellcome Trust Personal Chair award for five years in 1987, the Royal Society (UK) award for a visiting professorship in Israel in 1994, a European Union award for a visiting professorship in Israel in 1998, and several long and short term awards from the European Molecular Biology Organization (EMBO). Dr. Orr received his Doctorate degree in Microbiology & Molecular Biology from Hadassah Medical School, Jerusalem. He completed his post-doctorate training at the Department of Genetics at the University of Leicester.

     Dr. Orr will not receive any additional compensation for serving on the Board of Directors of the Registrant. The Registrant compensates Dr. Orr for the services he provides to the Registrant pursuant to the terms of a management services agreement, which agreement is described in the Registrant’s Annual Report on Form 10-K filed with the SEC on March 24, 2010.

     There are no family relationships between any of our Directors and/or executive officers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

By: /s/ Dr. Amnon Gonenne
Dr. Amnon Gonenne
President and Chief Executive Officer

Date: October 18, 2010